Exhibit (d)(3)(iii)

NATIXIS ASSET MANAGEMENT ADVISORS, L.P.

399 Boylston Street

Boston, MA 02116

August 3, 2007

IXIS Advisor Funds Trust III

IXIS Moderate Diversified Portfolio

399 Boylston Street

Boston, MA 02116

Attn: Michael Kardok, Treasurer

Re:	IXIS Moderate Diversified Portfolio Advisory Agreement Addendum

Dear Mr. Kardok:

The Advisory Agreement dated July 14, 2004 between IXIS Advisor Funds Trust III (the “Fund”) with respect to its IXIS Moderate Diversified Portfolio (the “Series”) and Natixis Asset Management Advisors, L.P. (the “Manager”) is hereby revised, effective August 3, 2007, to delete section 7 and to replace it with the following:

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to (x) the annual rate of 0.70% of the first $1 billion of the average daily net assets of the Series and 0.65% of such assets in excess of $1 billion (or such lesser amount as the Manager may from time to time agree to receive) minus (y) any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

NATIXIS ASSET MANAGEMENT ADVISORS, L.P.

By Natixis Distribution Corporation, its general partner

/s/ John T. Hailer
John T. Hailer
Executive Vice President

ACCEPTED AND AGREED TO:
IXIS Advisor Funds Trust III
IXIS Moderate Diversified Portfolio

By:	/s/ Michael Kardok
Michael Kardok
Title:	Treasurer

Date:	August 3, 2007

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